AGREEMENT
                                     BETWEEN

                               AMERICAN KIOSK INC.
                                       AND
                            TOPPERS BRICK OVEN PIZZA



AGREEMENT, made as of the___1st___ day of __August______, 1997, between TOPPERS BRICK OVEN PIZZA, INCORPORATED, a corporation organized under the laws of the State of Delaware with offices located at 2845 Terwood Road, Willow Grove, PA 19090 ("TOPPERS") and AMERICAN KIOSK CORPORATION, a Corporation organized under the laws of Delaware with offices at 4400 P.G.A. Boulevard, Suite 700, Palm Beach Florida 33410 ("A.K.C.").


WHEREAS, Toppers has developed certain distinctive fast-food pizza products described on Exhibit 1 attached hereto whose unique characteristics include preparation using secret formula recipes and baking in a brick oven ( the "Products").

WHEREAS, Toppers has the exclusive right to distribute and sell or lease a compact pizza brick oven (the "Oven") for use in connection with the baking of the fast food products bearing the Trademarks ( as defined ).

WHEREAS, Toppers owns, or has the rights to use in connection with the Products and Oven, trade names, trademarks, service marks, copyrights, slogans, designs, insignia, emblems, symbols, package design, logos, and other proprietary identifying characteristics and information and materials, including those designated on Exhibit 2 attached hereto (collectively, the "Trademarks").

WHEREAS, Toppers desires to have its Products sold for consumption in kiosks and kiosk-style retail environments. ( "Kiosks" ).

WHEREAS, American Kiosk Corp. desires to sell Toppers "Products" through a network of Corporate and Franchised Kiosk and/or kiosk-style retail outlets for ultimate consumption in the U.S.A.

WHEREAS, Toppers is willing to give the exclusive right to AKC to market Toppers "Products " to a network of Corporate and Franchised Kiosks and/or Kiosk-style retail outlets in the U.S.A.

NOW THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and promises herein expressed for other good and valuable consideration, receipt whereof is hereby acknowledged, do hereby agree as follows:

ARTICLE 1
DEFINITIONS


When used herein, whether in the singular or plural, the following terms have the respective meanings set forth below:

1.1 "Confidential Information"- Any business and technical information of or relating to Toppers, the Products including but not limited to, training materials, financial information, trade secrets, know-how methods of operation, research and development, pricing, surveys, drawings, patent data, sketches, models, copyrightable data and the like; provided however, that such term shall exclude (i) information developed independently by AKC or lawfully received from another source without breach of this agreement as documented in the dated or written records of AKC; (ii) information within the public domain; (iii) information known to AKC prior to the execution of this agreement (iv) information rightfully received by AKC after the execution of this agreement from a third party who learned of it or developed it independently from Toppers; and (v) information disclosed pursuant to law, judicial order or governmental regulation; provided that Toppers shall have been given the opportunity to seek a protective order or other action to prevent or limit such disclosure.

1.2 "Copyrights"- Any copyrightable works created, owned controlled or used by Toppers and/or AKC in connection with the Products.

1.3 "Kiosks"- A retail-style outlet either free-standing, or as an addition to an existing retail-style outlet including fixed outlets, drive-thru outlets, mobile outlets, or any variation thereof marketed either Corporately or through a network of Franchisees by AKC.

1.4 "Financial Statements"- for any entity shall mean a balance sheet as at a specified date and statements operations, retained earnings(deficit) and cashflow, prepared in accordance with GAAP or such other accounting method which is reasonably acceptable to both Toppers and AKC.

1.5 "GAAP"- for all purposes of this agreement, generally accepted accounting principles set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in Statements of the Financial Accounting Standards Board, which principals were (or should have been) used in the preparation of the Financial Statements referred to in Sections 3.5 and 4. 1.2.

1.6 "Oven"- shall mean the patented compact brick oven, or any future generations of the oven Toppers develops and manufactures or has manufactured including but not limited to future variations, capabilities, changes etc.

1.7 "Food Products"- the fast food pizza and related products currently manufactured by or for, and sold by Toppers and/or AKC in connection with their respective businesses including but not limited to line extensions, new products, revisions to existing products etc. as described in Exhibit I hereto.

1.8 "Retail Outlets"- Shall mean retail environments at which goods are sold to consumers.

1.9 "Trademarks"- all trademarks of Toppers and/or AKC used in connection with the "Products" in their respective businesses, including without limitation, trade names which either party owns, controls, or has the right to use now or in the future, including the Trademarks specified on Exhibit 2.

ARTICLE 2
APPOINTMENT


2.1 Subject to Section 2.2.1 hereof, Toppers appoints AKC, and AKC accepts such appointment as Toppers exclusive seller and marketer of Products through "Kiosks" for ultimate consumption in the USA. In connection with such appointment AKC shall (i) purchase the "Products" from Toppers in accordance with the terms hereof, (ii) sell the "Products" to Corporate and/or Franchised Kiosk operators in the USA in the minimum quantities during each of the years during the initial term as set forth in Exhibit 3 hereto and thereafter in accordance with the applicable purchasing quotas if any ( as defined in Section
4.1.10 hereof).

2.2 Anything herein to the contrary not withstanding, Toppers, has the right for itself and/or any of its subsidiaries at Toppers sole discretion to:

    2.2.1 sell and or lease the "Products" to: Any person, Distributor, Route Operator, or End-user provided the same is restricted to application not competing with AKC's exclusive right to market and sell "Kiosk" opportunities.

    2.2.2 promote and advertise, at its expense, Products in the USA, including presentations and promotions to customers in the USA, provided such presentations or promotions do not infringe on the exclusive appointment of AKC to market and/or sell "Products" to "Kiosk" customers.

    2.2.3 change (a) from time to time the "Products" and the features, specifications, packaging and pricing, upon not less than 90 days written notice to AKC, (b) any policies relating to the promotion, advertising, and sale of the "Products" including but without limitation, maintenance and/or warranties on the "Products" upon not less than 90 days written notice to AKC, provided that all or any of the above shall not materially affect AKC's cost of doing business in the USA and/or affect its ability to fulfill its obligations to Toppers during the term of the agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF AKC



AKC represents, warrants, and covenants as follows:

3.1 AKC is a Corporation, duly organized and in good standing under the laws of Delaware, and that the execution, delivery and performance of this agreement has been duly authorized by all necessary legal action;

3.2 the execution, delivery and performance of this agreement by AKC is not subject to any requirement of prior license or approval of the Government of the USA;

3.3 the execution, delivery and performance of the agreement by AKC will not constitute a breach of or default under another agreement or instrument to which AKC is a party or by which AKC or its properties are bound;

3.4 the terms and conditions of this agreement, and the performance of AKC contemplated hereunder, conform to, and are consistent with the laws and regulations in effect in the USA.

3.5 AKC is in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof);

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TOPPERS



Toppers represents, warrants, and covenants as follows:

4.1 Toppers is a Corporation duly organized and in good standing under the laws of Delaware and that the execution, delivery and performance of this agreement has been duly authorized by all necessary legal action;

4.2 the execution, delivery and performance of this agreement by Toppers is not subject to any requirement of prior license or approval of the Government of the USA;

4.3 the execution, delivery and performance of the agreement by Toppers will not constitute a breach of or default under any other agreement or instrument to which Toppers is a party or by which Toppers or its properties are bound;

4.4 the terms and conditions of this agreement, and the performance of Toppers contemplated hereunder, conform to, and are consistent with the laws and regulations in effect in the USA;

4.5 Toppers is in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments(and all agencies thereof);

ARTICLE 5
DUTIES OF AKC



5.1 During the term of this agreement, AKC shall:

    5.1.1 use its best efforts to maximize the consumption of the "Products" throughout the USA and to that end: maintain a qualified staff, experienced and skilled in the distribution of goods corresponding in quality to the "Products"; develop, monitor, maintain and support a network of Corporate and/or Franchised "Kiosk" outlets in the USA; engage in capital investments, leases,, and/or acquisition of services or equipment necessary to carry out the maximum distribution of the "Products" at AKC's sole discretion. Diligently promote and make every reasonable effort to increase sales of the "Products".

    5.1.2 maintain an adequate inventory of the "Products" as is deemed necessary and prudent by AKC to maximize sales.

    5.1.3 adhere to the handling requirements of the "Products" as set forth by Toppers, and destroy (at AKC's expense) including the cost of the "Products", any inventory unsold at its expiration date thereof-,

    5.1.4 use its best efforts to ensure that all Products sold to consumers in the USA are prepared in accordance with Toppers policies, procedures, and standards, provided these are consistent with the "kiosk" unit.

    5.1.5 ensure that all Ovens are stored and maintained in accordance with Toppers policies, procedures, and standards and that all ovens in Kiosk units are in proper working order and comply with all applicable health and safety rules and regulations provided that the Ovens are delivered to AKC already meeting such rules and regulations.

    5.1.6 notify Toppers forthwith, in writing, of problems encountered in the promotion, advertising, sale, and/or distribution of the Products.

    5.1.7 maintain standard account by account records for each Kiosk including purchasing records, service records etc.

    5.1.8 implement a system of tracking all products, and a recall system consistent with Toppers tracking and recall systems.

    5.1.9 keep confidential all Confidential Information and use such solely for the purposes of AKC's performance under this agreement. AKC acknowledges that such information is valuable to Toppers and any breach of this covenant could cause harm to Toppers for which damages may result.

    5.1.10 maintain in full force adequate insurance as provided by law and adequate liability insurance. All policies shall be issued by companies having not less than Best's Triple A rating and shall name Toppers as an additional insured, for the mutual and joint protection and benefit of each of the parties hereto.

    5.1.11 notify Toppers forthwith of any actual or potential material adverse change in AKC's financial condition.

    5.1.12 During the term of this agreement, and upon adequate notice, provide Toppers access to AKC's facilities for the purposes of examining and inspecting any perishable products, and non-perishable ovens to ensure that the criteria set forth as to quality assurance is being adhered to. In the event that such inspection indicates a deficiency or unsatisfactory conditions, AKC will have a reasonable time to correct and repair such conditions. In the event of failure of AKC to correct and/or repair these conditions, Toppers will have the right at AKC's expense to remedy the situation to its sole satisfaction.

    5.1.13 not engage, directly or indirectly through a third person with whom or in which it has any interest, in the distribution, promotion, advertising, sale or lease or solicitation of purchases or leasing of any goods similar to Toppers "Products".

    5.1.14 not use any of the Trademarks as part of any Corporate name or trade name or with any suffix, or other modifying works, terms, designs, etc. or with the sale or lease of any goods or services not expressly authorized by Toppers in writing.

5.2 Prior to commencing operation hereunder, AKC shall;

    5.2.1 obtain all necessary licenses, approvals, permits or any other certifications required by public authority for the lawful operation of it business and to keep the same in good standing for the term of this agreement.

5.3 AKC shall commence the performance of its duties hereunder, including but not limited to, the sale of Products for use in the Kiosks in accordance with the terms hereof no later than December 1,1997.

5.4 In connection with the appointment of each Kiosk Operator, AKC shall:

    5.4.1 use its best efforts to not permit activities by any Kiosk operator or AKC subsidiary, which conflict with or are inconsistent with the terms set forth herein.

    5.4.2 use its best efforts to not permit any Kiosk operator from using any of the Trademarks except as expressly authorized by AKC with the prior approval in writing from Toppers.

    5.4.3 use its best efforts to monitor, and promptly take corrective action if necessary, the conduct of the Kiosk operator to ensure he/she maintains ethical business practices: AKC shall promptly investigate any and all irregularities in business standards that Toppers teams of and will respond in writings to Toppers all actions taken by AKC.

ARTICLE 6
DUTIES OF TOPPERS



6.1 During the term of this agreement, Toppers shall:

    6.1.1 provide AKC with all the necessary technical knowledge and information regarding the "Products" required to carry on the business and maximize the distribution of the Products in the USA.

    6.1.2 provide AKC with details on new "Product" developments included but not limited to new Oven generations, added features etc., new Food Product development, included but not limited to line extensions, new category development etc. in a timely fashion so as to enable AKC to prepare for and maximize the distribution of these "Products" as it deems fit.

    6.1.3 use its best efforts to respond to requests from AKC on new "product" development as it relates to either equipment(oven) and/or Food products.

    6.1.4 execute manufacturing contracts such that there is adequate manufacturing capabilities available to satisfy the purchasing requirements of both Toppers and AKC for the term of this agreement. In the event that Toppers is unable to fulfill written purchase orders from AKC in a manner which will do irreparable harm to AKC, Toppers agrees to grant AKC the right to purchase "Products" from outside sources until such time as Toppers is able to deliver to AKC.

    6.1.5 keep confidential all Confidential Information on AKC and use such solely for the purposes of increasing the sales and distribution of the Products in the USA. Toppers acknowledges that such information is valuable to AKC and any breach of this covenant could cause harm to AKC for which damages may result.

ARTICLE 7
ORDERS



7.1 "Products" may be ordered by AKC only pursuant to written purchase orders on the forms approved by Toppers. No purchase order may contain any terms or conditions inconsistent with the terms and conditions set forth herein.

7.2 Toppers agrees to fulfill every purchase order AKC issues, FOB plant, as per the terms and conditions set forth herein within 28 days of receipt of said purchase order.




ARTICLE 8
PAYMENT TERMS

8.1 Unless Toppers should otherwise agree in writing, payment for the "Products" purchased by AKC hereunder shall be in United States Dollars payable to Toppers via check or electronic funds transfer.

8.2 The prices of the "Products" are those quoted by Toppers. All pricing is guaranteed for 180 days with Toppers advising AKC of any price changes 90 days in advance of the changes. As of the date of the execution of this agreement, the prices of the Products are as set forth in Exhibit 1. It is further agreed that price increases passed on to AKC will not exceed actual price increases percentage passed on by Toppers manufacturers.

ARTICLE 9
DELIVERY TERMS



9.1 Unless Toppers should otherwise agree in writing , Products shall be available for shipping FOB Toppers, or its manufacturing facilities. Toppers assumes no liability for the carrier shipping the goods. AKC is responsible for all shipping costs from Toppers and/or its manufacturers warehouses to its distribution system or Kiosk units.

9.2 In the event Toppers is unable to ship the purchase order in its entirety, Toppers will advise AKC in writing as to the time frame the balance of the order will be shipped. In the event such a delay would cause irreparable damage to AKC, AKC will be granted the remedies as set forth in Section 6.1.




ARTICLE 10
PRODUCT WARRANTY



10.1 Toppers warrants that the "Products" shall, when tendered for delivery to AKC's carrier, comply with all legal requirements applicable to goods corresponding to Products as the case may be, sold in the USA. Should any Products fail to conform to the foregoing warranty, Toppers obligations will be to replace the non-conforming Products in a timely fashion. In the event that Toppers is unable to replace the Product in a timely fashion, and such delay causes AKC irreparable harm, Toppers agrees to grant AKC the rights of replacement as set out in Section 6.1.4.

10.2 Toppers has the right to modify any product warranty with 90 days notice to AKC so long as it does not materially affect AKC's business or ability to perform its obligations under the terms of this agreement. All modifications to warranties will be applied prospectively.

ARTICLE 11
TRADEMARKS AND COPYRIGHTS



11.1 During the term of this agreement, and any renewals hereof, AKC shall diligently promote and make every reasonable effort to increase the sales of the Products.

11.2 AKC acknowledges that it has no right or interest in Trademarks or Copyrights (except as expressly permitted under Section 11.2 hereof) and that use by AKC of same shall inure solely to the benefit of Toppers. AKC may use Trademarks or Copyrights only in strict accordance with policies and instructions of Toppers, and Toppers reserves the right, from time to time to modify such policies so long as they do not materially affect AKC's business or its ability to perform its obligations in this agreement.

11.3 Any use by AKC of Trademarks or Copyrights shall be solely for the promotion and advertising of the Products and/or AKC's business within the USA. AKC further agrees that any use of the Trademarks and Copyrights to be used in any printed materials, signage, POS materials, packaging, etc. must be approved by Toppers in writing prior to its use.


11.4 AKC shall not at any time:

     11.4.1challenge the validity of or do anything which might result in the impairment of the value of the Trademarks.

11.5 At Toppers request, and with reasonable notice, AKC will furnish Toppers with copies of promotional, advertising, and packaging materials bearing the Trademarks or Copyrights(whether alone or in combination with AKC corporate name, or other AKC Corporate sponsors). AKC shall act prudently and in conformity with all laws, regulations, ordinances or other requirements which may affect the utilization of the Trademarks in a manner which will not jeopardize, diminish, or damage such Trademarks or Copyrights. AKC further agrees that if such damage does occur, AKC will indemnify and save harmless Toppers for any damages or expenses occasioned by AKC's improper use.

11.6 AKC shall notify Toppers and Toppers shall notify AKC of any unauthorized use of the Trademarks by others, infringement, unfair competition, passing off, misappropriation, or unfair trade practice in connection with the Trademark which comes to either party's attention. Toppers agrees to defend its Trademarks and Copyrights aggressively and AKC commits to cooperate with Toppers in any manner the parties agree is required. Any damages awarded to Toppers which affected the Trademark and/or Copyright use by AKC shall be shared equally between Toppers and AKC. Any damages awarded to Toppers which did not affect AKC shall be solely for Toppers regardless if AKC was instrumental in any pursuit or defense of any action. Should Toppers request AKC's participation in any action, Toppers will reimburse AKC for any costs associated with any pursuit or defense which benefits Toppers solely.

11.7 After this agreement expires or is terminated, AKC may not make any use of any Trademark or Copyrights, including without limitation, the use of the same in connection with its trade, corporate, or business name, or its use in connection with all promotional material in any medium, provided Toppers has performed all its obligations under this agreement. Furthermore, AKC agrees to take such actions as may be required to cancel all fictitious or assumed names or equivalent registrations relating to any Trademarks and hereby authorizes Toppers, its directors and/or solicitors to cancel same in the event AKC is unable or unwilling to execute the cancellations.



ARTICLE 12
TERM


12.1 This agreement shall become effective as of the date first above written, and unless earlier terminated in accordance with Sections 12.2 thru 12.4,0 shall continue in effect until December 31,1998. AKC can renew this Agreement for another 25 years with a 1 year notice submitted to Toppers in writing in accordance with Sections 12.2 thru 12.4.

12.2 Either party may terminate this agreement by notice if the other party fails to cure or fails to attempt to cure the breach of any material provision of this agreement, including without limitation, breach of any representation, warranty, duties or any other covenant within 90 days after. receipt of a written notice setting forth in detail the nature of the other party's breach hereunder.

12.3 Toppers may terminate this agreement forthwith upon written notice if:

     12.3.1 In the event that AKC files or has filed against it a petition for Chapter 7 bankruptcy protection, and if such petition and such filing is not dismissed by the Bankruptcy Court within 180 days.

     12.3.2 AKC fails to purchase from Toppers the targeted annual sales quantities of the Products and sell the targeted number of Kiosk outlets each year as set forth in Exhibit 3.

12.4 In the event of the expiration or earlier termination of this agreement for any reason, AKC shall forthwith (i) comply with the instruction of Toppers to furnish a current and complete list of AKC Kiosk outlets, operators, sales history, purchasing history etc. (ii) cease and desist from the use of the Trademarks, and deliver to Toppers all advertising and marketing materials, forms and other materials containing Trademarks (iii) pay any and all outstanding moneys owing to Toppers (iv) return all Confidential Information in its possession and (v) take such actions as may be required under Section 11.7 hereof.

12.5 The expiration or earlier termination of this agreement for any reason shall not operate to release either party from any liability, whenever arising, attributable to an act or omission occurring prior to expiration or termination.

12.6 Neither party shall be liable to the other in the event of the expiration or earlier termination of this agreement, for any compensation or damages of any type or nature, whether general, special, indirect or consequential, for injury or loss suffered or incurred by the other party, including without limitation, loss of anticipated profits or goodwill, damage to business reputation or investments, capital and related expenditures or any other cost and expenses made or incurred in anticipation of the continuation of this agreement or as a result of or in connection with the past relationship of the parties.

12.7 AKC may terminate this agreement forthwith upon written notice if:

     12.7.1 Toppers unreasonably withholds approval for use of its Trademarks and Copyrights effectively damaging AKC's ability to meet its obligations under the terms of this agreement.



ARTICLE 13
TRANSFER OF INTEREST



13.1 This Agreement shall inure to the benefit of the successors and assigns of both Toppers and AKC.

ARTICLE 14
MISCELLANEOUS



14.1 Neither party shall be liable to the other party for any failure or delay of performance or other consequences which is due to:

     14.1.1 any act of god, act of Government, war, civil disturbance, or other cause beyond the affected party's reasonable control and power to remedy.

14.2 The waiver by either party of any right hereunder must be reduced to a writing executed by the duly authorized representative of the party against which enforcement of the alleged waiver is sought and shall not constitute a waiver of the subsequent exercise of such right or a waiver of any other right. Failure of either party to exercise promptly any right granted by this agreement, or to require strict performance of any obligation undertaken by the other party herein, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all such obligations.

14.3 Except as expressly permitted herein, no amendment of this agreement or Exhibits hereto shall be effective unless reduced to writing executed by the duly authorized representatives of both parties, which need not be supported by additional consideration.

14.4 Except as otherwise expressly provided herein, AKC may neither assign its rights nor delegate its obligations hereunder directly or indirectly without the prior consent of the other party. Any such purported assignment or delegation, in the absence of such consent, shall be void and without effect. Such consent will not be unreasonably withheld.

14.5 Any provision of this agreement which is finally determined by a competent court or governmental agency to be unenforceable in any jurisdiction shall, as to such provision and jurisdiction only, be deemed severed to the extent of such enforceability and, subject to such severance, this agreement shall continue in effect in accordance with its other terms and conditions.

14.6 All notices, consents, and/or other communications permitted or contemplated by this agreement shall be in writing and shall be valid and sufficient only if dispatched by certified mail, return receipt requested, in accordance with postal requirements of the USA, as the case may be, or by delivery through any recognized courier (such as DHL, or Federal Express), addressed as follows:


      a)    if to Toppers:

            2845 Terwood Road

            Willow Grove, Pennsylvania, 19090
            --------------------------------------

            Attn:   Paul Esposito


      b)    if to AKC:

            4400 PGA BLVD     Suite 700

            Palm Beach Gardens, Florida, 33410

            --------------------------------------

            Attn: Richard Michael


     Notices, consents and other communications shall be deemed to have been received 7 days after the date of dispatch thereof in the manner set forth above.

     14.6.1 if any of the above parties change their address, the party who has changed their address is responsible for notifying the other party of the address change.

14.7 THIS AGREEMENT AND THE PERFORMANCE OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF PENNSYLVANIA, USA (without reference to its principles of conflict of laws).

14.8 Toppers and AKC agree that any suit, action or proceeding with respect to this agreement and the performance of the parties hereunder shall only be brought in Montgomery or Philadelphia County, PA. Accordingly, Toppers and AKC acknowledge that, anything contained in a treaty or convention to the contrary notwithstanding, service of process in any such suit, action or proceeding may be effected in any manner then permitted by the Federal or Florida Rules of Civil Procedure.

14.9 The parties are acting hereunder in their capacities as independent contractors. Nothing herein contained shall be construed as constituting either party the employee, agent, partner, or coventurer of the other party, and neither party shall have any authority to act in the name of, or to enter into any contractual commitment or other obligation binding on, the other party. In all dealings with their respective business and public representatives, neither party shall identify themselves as an agent for the other. Neither party has authorized the other to employ each's name or any affiliate name in signing any contract, lease, mortgage, purchase agreement negotiable instrument or other legal obligation or in a manner that may result in liability to either party or affiliate of either party except to the extent specifically permitted herein.

14.10 Taxes imposed in connection with the performance of the parties hereunder shall be borne by the party required to do so by applicable law.

14.11 This agreement and the Exhibits hereto supersedes all prior oral and written communications between the parties concerned, and constitute their sole and exclusive understanding with respect to, the subject matter hereof

14.12 Toppers and AKC agree to protect, indemnify, as save each other, their affiliates, subsidiaries, partners, stockholders, directors, officers, suppliers and employees harmless from any and all loss, damage, liability, expenses, attomey's fees, and costs incurred by any of them because of any action, matter, thing, or conduct relating to either party's conduct with respect to their own businesses, its agents, servants, employees, customers, in, or connected with the performance of each party's obligations hereunder including in connection with the preparation, baking, construction of ovens, sale of the Products and the servicing of the Products, and any claims of infringement relating to use of trademarks, copyrighted materials, inventions or other proprietary materials not supplied by either party.

ARTICLE 15
FEE



15.1 AKC shall pay to Toppers in cash the amount of $100,000.00. These funds shall be paid to Toppers as follows; $ 25,000.00 on December 5,1997, $25,000 on January 15, 1998 and $ 50,000 on February 15,1998. These funds will represent the consideration Toppers and AKC have agreed to for the exclusive rights to sell and market Kiosks and Kiosk-style retail operations as defined herein using Toppers "Products", Trademarks, and Copyrights in the USA.

15.2 AKC shall pay the amount of $200,000.00 on May 1st, 1998. These funds are considered prepayment on future purchase orders in 1998 and should be applied as such to the full payment of each purchase order until the prepayment is exhausted. Any purchases prior to May 1, 1998 shall be paid for as per the terms of payment set out herein.


IN WITNESS WHEREOF, Toppers and AKC have caused this agreement to be executed by their duly authorized representatives as of the date first above written.

      TOPPPERS BRICK OVEN PIZZA INC.

      BY: _______________________________________

      NAME ______________________________________

      TITLE _____________________________________


      AMERICAN KIOSK CORPORATION

      BY: _______________________________________

      NAME ______________________________________

      TITLE _____________________________________

EXHIBIT 1
PRODUCTS AND PRICING




OVENS

Price for the patented 23 x 17 x 9 110v brick pizza oven is $950.00 FOB TOPPERS or its manufacturing plants.




FOOD PRODUCTS

Pricing for the current line of 7" Individual Pizza in 4 Varieties packed 36 per case and 24 per case (depending on supplier) are as follows, FOB Toppers or its manufacturers:


CHEESE:     $1.20 ea.

PEPPERONI:  $1.20 ea.

SUPREME:    $1.20 ea.

TEX-MEX:    $1.20 ea.

Products in development include Breakfast Pizza, Family size pizza, Breadsticks, encrusted products, and stuffed bread/dough products.

Equipment in development include a more cost effective electronic panel for the oven, new multiple heating cycle capabilities, electronic door and brick (hands free).


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EXHIBIT 2
TRADEMARKS




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EXHIBIT 3
MINIMUM SALES VOLUMES




Notwithstanding AKC's obligation to maximize the distribution and sales of the Products in the USA, during the term of this agreement, the targeted annual purchases by AKC from Toppers, and the minimum number of Kiosk units to be sold annually have been agreed to by both parties and set forth below for the first three years of the agreement:


Year        Min. # Kiosk Minimum $ volume of product purchases
                      by AKC from Toppers

1998               50                       $500,000.00

1999              100                     $1,000,000.00

2000              150                     $1,500,000.00




Minimum volume of Products AKC is committed to purchase from Toppers on an annual basis after the third year shall be $2.5 million.